As filed with the Securities and Exchange Commission on February 12, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PUDA COAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or other jurisdiction of incorporation)	65-1129912 (I.R.S. Employer Identification No.)

426 Xuefu Street, Taiyuan
Shanxi Province, The People’s Republic of China  030006
011 86 351 228 1302
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Qiong Wu
Chief Financial Officer, Puda Coal, Inc.
426 Xuefu Street, Taiyuan
Shanxi Province, The People’s Republic of China  030006
011 86 351 228 1302
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen M. Davis, Esq.
Goodwin Procter LLP
The New York Times Building, 620 Eighth Avenue
New York, NY 10018
212-813-8804

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit(2)(3)(4)	Proposed maximum aggregate offering price(2)(3) (4)(5)	Amount of Registration fee(6)

Common Stock, par value $0.001 per share	—	—	—	—

Preferred Stock, par value $0.001 per share	—	—	—	—

Warrants	—	—	—	—

Total			$2,600,000	$185.38

(1)
In accordance with Rule 462(b) promulgated under the Securities Act an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% of the maximum aggregate offering price of the securities eligible to be sold under the Registration Statement on Form S-3 (File No. 333-163474), as amended, is hereby registered.

(2)
An indeterminate number of or aggregate principal amount of the securities is being registered as may at various times be issued at indeterminate prices, with an aggregate public offering price not to exceed $15,600,000 or the equivalent thereof in one or more currencies, less the aggregate dollar amount of all securities previously issued hereunder.  Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.  The proposed maximum initial offering price per security will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.  The securities registered also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities.  In addition, pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)
Represents only the additional amount of securities being registered.  Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-3 (File No. 333-163474).

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(5)	Includes consideration to be received by us for registered securities that are issuable upon exercise, conversion or exchange of other registered securities.

(6)
Represents the registration fee only for the additional number of shares being registered.  A filing fee of $926.90 was previously paid for the securities that the Registrant previously registered on the Registration Statement on Form S-3 (File No. 333-163474).

This registration statement shall become effective upon filing with the Securities and Exchange
Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are filing this registration statement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-3 (File No. 333-163474), originally filed by us with the Commission on December 3, 2009, and subsequently amended, and includes the registration statement facing page, this page, the signature page, an exhibit index and exhibits. It is being filed for the sole purpose of registering an additional $2,600,000 of securities pursuant to Rule 462(b), which amount does not represent more than 20% of the maximum aggregate offering price set forth for the securities in the “Calculation of Registration Fee” table in the registration statement on Form S-3 (File No. 333-163474), as amended.

The information in the registration statement on Form S-3 (File No. 333-163474), as amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on January 28, 2010, is incorporated by reference into this registration statement. The required opinions and consents are listed on the exhibit index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Puda certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taiyuan, Shanxi Province, China, on February 11, 2010.

PUDA COAL, INC.

By:	/s/ Qiong Wu
Qiong Wu Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Liping Zhu and Qiong Wu, and each of them, as his true and lawful attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Liping Zhu	Chief Executive Officer (Principal	February 11, 2010
Liping Zhu	Executive Officer) and director

/s/ Qiong Wu	Chief Financial Officer (Principal	February 11, 2010
Qiong Wu	Financial and Accounting Officer)

/s/ Ming Zhao	Chairman of Board	February 11, 2010
Ming Zhao

/s/ Jianfei Ni	Director	February 11, 2010
Jianfei Ni

/s/ C. Mark Tang	Director	February 11, 2010
C. Mark Tang

/s/ Lawrence Wizel	Director	February 11, 2010
Lawrence Wizel

INDEX TO EXHIBITS

Exhibits

5.1	Opinion of Goodwin Procter LLP
23.1	Consent of Moore Stephens, Independent Accountants
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page)